LYNCH INTERACTIVE
                                  CORPORATION
                                                                   Press Release
                                                           For Immediate Release

                 LYNCH INTERACTIVE ANNOUNCES AUCTION 58 RESULTS

RYE, New York, February 28, 2005 - Lynch Interactive Corporation (ASE:LIC) announced today that it was high bidder on two 10 MHz licenses, Marquette, WI and Klamath Falls, OR, in the recently conducted Federal Communications Commission PCS Auction (Auction 58). The costs of these licenses were $211,000 and $289,000, respectively. The licenses serve areas with populations of 74,496 and 80,646 respectively. The Klamath Falls, OR license complements the company's pending acquisition of California-Oregon Telecommunications Company ("Cal-Ore").

On an overall basis, the prices per MHz POP in this auction, were significantly lower then the previous auction for PCS licenses -- approximately 56% of the major licenses -- which was conducted early in 2001. From an accounting point of view, recent transactions may be used as an indicator for the current market value of spectrum licenses, and the company is currently determining how the overall pricing in Auction 58 may affect the carrying value of $1.7 million of the PCS spectrum currently on our books. While the final determination is not yet made, the company may record a reserve for impairment of these licenses in its fourth quarter 2004 results. The fourth quarter and 2005 results will also be adversely affected by ongoing and accelerating costs associated with the federal False Claims Act lawsuit brought by Mr. R.C. Taylor, III against the company and other defendants, as we prepare for trial.

As of December 31, 2004, Interactive's multimedia operations consisted of approximately 50,800 access lines, 4,100 DSL customers, 3,600 cable subscribers, 18,200 internet subscribers, 5,800 CLEC customers, 6,700 alarm customers, 16,100 long distance resale customers, and PCS licenses covering areas with an aggregate population of approximately 380,800, excluding the licenses listed above. In addition, the company owns twelve 700 MHz licenses and minority interests in ventures that own paging, 39 GHz and 700 MHz Guardband licenses. The above amounts also exclude the pending acquisitions of Cal-Ore's 2,300 access lines and a 2,600 subscriber cable television system.

The company notes that four rural local exchange carriers recently have completed initial public offerings. The company will continually monitor the situation and will continue to look at various strategic alternatives for Interactive. In this context, as part of our efforts to maximize shareholder value, the company periodically evaluates proposals to


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monetize or spin off various assets,  including  selling a portion or all of our investment in certain of our operating entities. These may also include minority interests and investments. As previously announced, we are considering the distribution of certain non-core assets to our shareholders and we are also considering "going private". By reducing the number of shareholders of record below 300 and delisting our shares from the American Stock Exchange our obligation to file reports under the Securities Exchange Act of 1934, as amended, would be suspended, yielding considerable savings including the costs of compliance with the Sarbanes-Oxley Act of 2002. We are in the preliminary stages of exploring this option which could be subject to various regulatory, Board of Directors and shareholder approvals.

                                   * * * * * *

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, spectrum investment, and performance and financial targets for 2004. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

     Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                  * * * * * * *

Contact: John A. Cole
         Vice President, Corporate Development,
         Secretary and General Counsel (914/921-8821)

Release: 05-03